EXHIBIT 10(C)
THE SHERWIN-WILLIAMS COMPANY
2006 EQUITY AND PERFORMANCE INCENTIVE PLAN
(Amended and Restated as of April 21, 2010)
Restricted Stock Grant

Grantee:	Date of Grant:

Date of Vesting:

Number of Time-Based Restricted Shares:

Number of Performance-Based Restricted Shares:

Total Number of Restricted Shares:

     1. Grant of Restricted Shares. The Board of Directors (the “Board”) of The Sherwin-Williams Company (the “Company”) grants to you (the “Grantee”) the aggregate number of shares of Common Stock, $1.00 par value, of the Company set forth above (the “Restricted Shares”) in accordance with the terms hereof and of The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan, as amended and restated as of April 21, 2010 (the “Plan”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
     2. (A) Vesting of Performance-Based Restricted Shares. Provided Grantee is continuously employed from the Date of Grant through the Date of Vesting, inclusive (the “Restriction Period”) with the Company or a Subsidiary, in Grantee’s present position or in such other position as the Board may determine entitles Grantee to retain the rights under this grant (such positions being hereinafter referred to as a “Participating Position”), a percentage ranging from 0% to 100% of the Performance-Based Restricted Shares shall vest in accordance with the Management Objectives set forth below. The determination of the percentage of the Performance-Based Restricted Shares that will vest shall be made after such time as the Board has obtained the information, made the decisions, and completed the calculations necessary. The percentage of the Performance-Based Restricted Shares that will vest is based upon (i) the Company achieving a specified Average Return on Average Equity during the three year period ending on December 31 of the most recently completed fiscal year prior to the Date of Vesting (“Measurement Period”), and (ii) the Company’s Earnings Per Share (EPS) during the Measurement Period, as determined in accordance with the following table:
Percentage of Shares Vesting
Average Return on Average Equity

Cumulative		15% to less	12% to less
EPS	Above 18%	than 18%	than 15%	Below 12%
$15.92	100%	88%	75%	0%
$15.39	88%	75%	63%	0%
$14.86	75%	63%	50%	0%
$14.35	63%	50%	44%	0%
$13.86	50%	44%	38%	0%
$13.75	44%	38%	31%	0%
$13.65	38%	31%	25%	0%
$13.55	31%	25%	19%	0%
$13.45	25%	19%	13%	0%
$13.34	19%	13%	7%	0%
$13.22	13%	7%	0%	0%

When the Cumulative EPS results during the Measurement Period are between the table values, an interpolation will be made to determine the vesting percentage calculated to the nearest hundredth of a percentage. The manner in which the Board will determine Average Return on Average Equity and EPS during the Measurement Period is set forth on Exhibit A.
          (B) Vesting of Time-Based Restricted Shares. Provided Grantee is continuously employed during the Restriction Period with the Company or a Subsidiary in Grantee’s present position or in a different Participating Position, the Time-Based Restricted Shares shall immediately vest in full on the Date of Vesting.
          (C) Notwithstanding Section 2(A) above, in the event of a “Change of Control” of the Company, as defined in Section 2(f) of the Plan, any unvested number of shares shall vest and become exercisable in accordance with Section 12 of the Plan.
     3. Termination of Right to Restricted Shares. (A) On the date Grantee ceases to be continuously employed in any Participating Position(s) at any time during the Restriction Period, Grantee shall forfeit and lose all rights to the Restricted Shares, except as otherwise provided below:
     (i) In the event of the death of Grantee during the Restriction Period, the full number of Restricted Shares shall immediately vest.
     (ii) In the event Grantee is terminated by the Company or a Subsidiary as a result of expiration of available disability leave of absence pursuant to applicable Company policy due to sickness or bodily injury during the Restriction Period, the full number of Restricted Shares shall immediately vest.
     (iii) In the event Grantee’s employment terminates as a result of normal retirement age as defined under the applicable retirement plan of the Company or a Subsidiary, all rights of Grantee under this grant shall continue as if Grantee had continued employment in a Participating Position. The determination of the percentage of the number of Restricted Shares that will vest will be made as if Grantee had remained employed in a Participating Position throughout the Restriction Period.
     (iv) In the event Grantee’s employment terminates as a result of early retirement (retirement on or after the earliest voluntary retirement age but before normal retirement age as provided for in the applicable retirement plan of the Company or a Subsidiary or retirement at an earlier age with the consent of the Board), the Board shall have the right to cancel Grantee’s rights hereunder, continue Grantee’s rights hereunder in full, or prorate the number of Restricted Shares granted hereunder for the portion of the Restriction Period completed as of the date of such retirement or as the Board may otherwise deem appropriate. In the event Grantee’s rights hereunder continue in full or the number of Restricted Shares is prorated, determination of the percentage of the number of Restricted Shares that will vest will be made as if Grantee had remained employed in a Participating Position throughout the Restriction Period.
          (B) In the event Grantee is transferred from a Participating Position, the Board shall have the right to cancel Grantee’s rights hereunder, continue Grantee’s rights hereunder in full, or prorate the number of Restricted Shares granted hereunder for the portion of the Restriction Period completed as of the date of such transfer or as the Board may otherwise deem appropriate. In the event Grantee’s rights hereunder continue in full or the number of Restricted Shares is prorated, determination of the percentage of the number of Restricted Shares that will vest will be made as if Grantee had remained employed in a Participating Position throughout the Restriction Period.
          (C) In the event that Grantee knowingly or willfully engages in misconduct during the Restriction Period, which is materially harmful to the interests of the Company or a Subsidiary as determined by the Board, all rights of Grantee in the Restricted Shares shall terminate.
     4. Book Entry Account; Stockholder Rights. Within a reasonable time following the Date of Grant, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in Grantee’s name effective as of the Date of Grant, provided that the Company shall retain control over the account until the Restricted Shares have vested. On the Date of Grant, ownership of the Restricted Shares shall immediately transfer to Grantee and, except for the substantial risk of forfeiture and the restrictions on transfer expressly set forth herein, Grantee shall be entitled to all voting, dividend, distribution and other ownership rights as may apply to the Common Stock generally. Notwithstanding the foregoing, any stock dividends or other in-kind dividends or distributions with respect to Performance-Based Restricted Stock shall be held by the Company until the related Performance-Based Restricted Shares have become vested in accordance with this grant and shall remain subject to the forfeiture provisions applicable to the Performance-Based Restricted Shares to which such dividends or distributions relate.
     5. Transferability. During the Restriction Period, Grantee shall not be permitted to sell, transfer, pledge, encumber, assign or dispose of the Restricted Shares. The Restricted Shares granted hereunder shall be deemed to be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code.
     6. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the Restricted Shares, Grantee shall pay or make provision satisfactory to the Company for payment of all such taxes.
     7. No Right to Future Awards or Employment. The grant is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant and any related payments made to Grantee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will not confer upon Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate Grantee’s employment or other service at any time.
     8. Severability. If any provision of this grant or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this grant and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
     9. Governing Law. This grant shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

     10. Application of The Sherwin-Williams Company Executive Compensation Adjustment and Recapture Policy. Grantee acknowledges and agrees that the terms and conditions set forth in The Sherwin-Williams Company Executive Compensation Adjustment and Recapture Policy (“Policy”) are incorporated in this Restricted Stock Grant by reference. To the extent the Policy is applicable to Grantee, it creates additional rights for the Company with respect to Grantee’s Restricted Shares.

Exhibit A
Average Return on Average Equity
1.	Add the beginning and ending shareholder’s equity (less those items relating to extraordinary events or which result in a distortion of comparative results) with respect to each fiscal year of the Company beginning with or immediately prior to each year of the Measurement Period and divide by two to arrive at the Average Equity for each such year.

2.	Divide the Net Income as determined for each such year by the Average Equity of the Company for each such year to arrive at the Return on Average Equity. Net Income equals Reported Net Income (less those items relating to extraordinary events or which result in a distortion of comparative results).

3.	Add the Return on Average Equity for each year of the Measurement Period as determined above and divide by the number of years in the Measurement Period to arrive at the Average Return on Average Equity during the Measurement Period.
Example 1:
     (Assuming a three year Measurement Period)

	Year 3	Year 2	Year 1
Beginning Equity	465	404	370
Ending Equity	492	465	404

	957	869	774
	÷2	÷2	÷2

Average Equity	478.5	434.5	387

Net Income	86	75	65

Return on	86 =18.0%	75 =17.3%	65 =16.8%

Average Equity	478.5	434.5	387

Year	Return on Average Equity

Year 1	16.8%
Year 2	17.3%
Year 3	18.0%

52.1 ÷ 3 = 17.3% Average Return on Average Equity

Cumulative Earnings Per Share
Add the Earnings Per Share (EPS) with respect to each fiscal year of the Company beginning with or immediately prior to each year of the Measurement Period.
Example 2:

Year 1 EPS	Year 2 EPS	Year 3 EPS	Cumulative EPS

$4.00	$4.20	$4.40	$12.60